CENTERPOINT ENERGY, INC.
2022 LONG TERM INCENTIVE PLAN
FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR THE CHIEF EXECUTIVE OFFICER

Pursuant to this Restricted Stock Unit Award Agreement (“Award Agreement”), CenterPoint Energy, Inc. (the “Company”) hereby grants to <first_name> <last_name>, an employee of the Company, on <award_date> (the “Award Date”), a restricted stock unit award of <shares_awarded> units of Common Stock of the Company (the “RSU Award”) pursuant to the CenterPoint Energy, Inc. 2022 Long Term Incentive Plan (the “Plan”), subject to the terms, conditions and restrictions described in the Plan and as follows:
1.Relationship to the Plan; Definitions. This RSU Award is subject to all of the terms, conditions and provisions of the Plan in effect on the date hereof and administrative interpretations thereunder, if any, adopted by the Committee. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant herein also include the heirs or other legal representatives of the Participant. For purposes of this Award Agreement:
“Award Date” means the date this RSU Award is granted to the Participant as specified in this Award Agreement.
“Cause” means the Participant's (a) gross negligence in the performance of his or her duties, (b) intentional and continued failure to perform his or her duties, (c) intentional engagement in conduct which is materially injurious to the Company or its Subsidiaries (monetarily or otherwise) or (d) conviction of a felony or a misdemeanor involving moral turpitude. For this purpose, an act or failure to act on the part of the Participant will be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company, and no act or failure to act on the part of the Participant will be deemed “intentional” if it was due primarily to an error in judgment or negligence.
“Disability” means that the Participant is both eligible for and in receipt of benefits under the Company's long-term disability plan.
“Employment” means employment with the Company or any of its Subsidiaries.
“Good Reason” means any one or more of the following events
(a)a material adverse change in the authorities, powers, functions, responsibilities, duties, or reporting structure (which shall include, without limitation, the Board’s designation of a successor to the Participant in his capacity as Chief Executive Officer of the Company);
(b)a material reduction in the Participant’s annual base salary;
(c)a material reduction in the Participant’s overall compensation opportunities (as contrasted with overall compensation actually paid or awarded)

under a short-term incentive plan, a long-term incentive plan or other equity plan (or in such substitute or alternative plans); or
(d)a change in the location of the Participant’s principal place of employment with the Company by more than 50 miles;
provided, however, that no later than 30 days after learning of the action (or inaction) described herein as the basis for a termination of employment for Good Reason, the Participant shall advise the Company in writing that the action (or inaction) constitutes grounds for a termination of his or her Employment for Good Reason, in which event the Company shall have 30 days (the “Cure Period”) to correct such action (or inaction). If such action (or inaction) is not corrected prior to the end of the Cure Period, then the Participant may terminate his or her Employment with the Company for Good Reason within the 30-day period following the end of the Cure Period by giving written notice to the Company. If such action (or inaction) is corrected before the end of the Cure Period, then the Participant shall not be entitled to terminate his or her Employment for Good Reason as a result of such action (or inaction).
“Section 409A” means Code Section 409A and the Treasury regulations and guidance issued thereunder.
“Separation from Service” means a separation from service with the Company or any of its Subsidiaries within the meaning of Treasury Regulation § 1.409A-1(h) (or any successor regulation).
“Termination Date” means the date of the Participant's Separation from Service.
“Vesting Date” means one or more vesting dates as specified in Section 3.
2.Establishment of RSU Award Account. The grant of units of Common Stock of the Company pursuant to this Award Agreement shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Participant of the unfunded and unsecured right to receive a corresponding number of shares of Common Stock, which right shall be subject to the terms, conditions and restrictions set forth in the Plan and to the further terms, conditions and restrictions set forth in this Award Agreement. Except as otherwise provided in Section 11 of this Award Agreement and subject to Section 6 of this Award Agreement, the units of Common Stock credited to the Participant's bookkeeping account may not be sold, assigned, transferred, pledged or otherwise encumbered until the Participant has been registered as the holder of shares of Common Stock on the records of the Company as provided in Sections 4 or 5 of this Award Agreement.
3.Vesting of RSU Award. Unless earlier vested or forfeited pursuant to this Section 3 or Section 4 below, the Participant's right to receive shares of Common Stock under this Award Agreement shall vest with respect to the number of units and on the Vesting Date(s) as shown in the following schedule:
<vesting_schedule>
Except as provided in Sections 4 below, the Participant must be in continuous Employment during the period beginning on the Award Date and ending on the Vesting Date(s) in order for the units (as indicated above) of the RSU Award to vest on such Vesting Date(s); otherwise, all unvested units shall be forfeited as of the Participant's Termination Date.

4.Effect of Separation from Service; Timing of Distribution.
(a)Death or Disability. Notwithstanding Section 3 above, if the Participant’s Termination Date occurs prior to the final Vesting Date and is due to the Participant’s death or Separation from Service due to Disability, then the Participant shall vest in the right to receive the total number of unvested units of Common Stock subject to this Award Agreement.
(b)Termination of Employment without Cause or for Good Reason. Notwithstanding Section 3 above, if the Participant’s Termination Date occurs prior to the final Vesting Date and is due to (i) termination of Employment by the Company or any of its Subsidiaries without Cause or (ii) resignation by the Participant for Good Reason, then the Participant shall vest in the right to receive the total number of unvested units of Common Stock subject to this Award Agreement.
(c)Timing of Distribution. If the Participant is entitled to a benefit pursuant to Section 4(a) or (b) hereof, then the number of shares of Common Stock determined in accordance with the applicable provision of this Section 4 shall be distributed not later than the 70th day after the Participant’s Termination Date.
(d)Dividend Equivalents. Upon the date of distribution of shares of Common Stock under this Section 4, the Participant shall also be entitled to receive Dividend Equivalents for the period from the Award Date to the date such vested shares of Common Stock are distributed to the Participant.
5.Payment of RSU Award Under Section 3. Upon the vesting of the Participant's right to receive a number of the shares of Common Stock pursuant to Section 3 under this Award Agreement, such shares of Common Stock will be distributed not later than the 70th day after the applicable Vesting Date. Moreover, upon the date of distribution of shares of Common Stock, the Participant shall also be entitled to receive Dividend Equivalents for the period commencing on the Award Date and ending on the date such vested shares of Common Stock are distributed to the Participant.
6.Holding Period. Any shares distributed under this RSU Award may not be sold or otherwise transferred by Participant for [months] following the Participant’s Termination Date except (i) for the withholding by the Company, or sale by Participant through a sell to cover program, of such number of shares as may be necessary to satisfy payment by Participant of applicable withholding taxes with respect to the shares otherwise distributed, (ii) a sale of shares in connection with a Change in Control, or (iii) upon the death of the Participant. Shares must remain with the Company-designated broker during this period
7.Confidentiality. The Participant agrees that the terms of this Award Agreement are confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to financial institutions as part of a financial statement, financial, tax and legal advisors, or as required by law) by the Participant or his or her agents, representatives, heirs, children, spouse, employees or spokespersons shall be a breach of this Award Agreement and the Company may elect to revoke the grant made hereunder, seek damages, plus interest and reasonable attorneys' fees, and take any other lawful actions to enforce this Award Agreement.
8.Participant Obligations.
(a)Confidentiality. The Participant acknowledges that in the course of his or her employment with the Company, the Company agrees to provide to the Participant Confidential Information regarding the Company and the Company’s business and has previously provided the Participant other such Confidential Information. In return for this and other consideration, provided under this Award Agreement, the Participant agrees that he or she will not, while employed by the Company and thereafter, disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his or her duties hereunder or as may otherwise be required by law or legal process (in which case the Participant shall notify the Company of such legal or judicial proceeding by a non-governmental party as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). Nothing in this Award Agreement, however, limits or precludes Participant from making a good faith voluntary report, charge, complaint, or claim to or providing truthful testimony and documents as required by law or under oath pursuant to a subpoena, court order, or request by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local government agency or commission (“Government Agencies”). Participant further understands that this Award Agreement does not limit Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to the Government Agency, without notice to the Company. For purposes of this Award Agreement, “Confidential Information” shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Award Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.
(b)Return of Property. The Participant agrees that at the time of his or her Separation from Service, he or she will deliver to the Company (and will not keep in his or her possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its affiliates or ventures, regardless of whether such items were prepared by the Participant.
(c)Non-Solicitation and Non-Competition.
(1)Non-Solicitation. For consideration provided under this Award Agreement, including, but not limited to the Company’s agreement to provide the Participant with Confidential Information (as defined in Section 8(a)) regarding the Company and the Company’s business, the Participant agrees that, while employed by the Company and for one year following his or her Separation from Service, he or she shall not, without the prior written consent of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its affiliates or ventures to leave the employment of the Company or any of its affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its affiliates or ventures with whom the Participant had any actual contact while employed at the Company.
(2)Non-Competition. For consideration provided under this Award Agreement, including, but not limited to the Company’s agreement to provide the Participant with Confidential Information regarding the Company and the Company’s business, the Participant agrees that while employed by the Company and for one year following a Separation from Service he or she will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company.
(3)Restricted Area. The restrictions contained in this Section 8(c) are limited to a 50-mile radius around any geographical area in which the Company engages (or has definite plans to engage) in operations or the marketing of its products or services at the time of the Participant’s Separation from Service.
(d)Restrictions Reasonable. The Participant acknowledges that the restrictive covenants under this Section 8, for which the Participant received valuable consideration from the Company as provided in this Award Agreement, including, but not limited to the Company’s agreement to provide the Participant with Confidential Information regarding the Company and the Company’s business are ancillary to otherwise enforceable provisions of this Award Agreement that the consideration provided by the Company gives rise to the Company’s interest in restraining the Participant from competing and that the restrictive covenants are designed to enforce the Participant’s consideration or return promises under this Award Agreement. Additionally, the Participant acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company’s need to protect its Confidential Information.
(e)Violations. If the Participant violates any provision of this Section 8, the Participant shall not be entitled to receive any amounts that would otherwise be payable to the Participant with respect to this RSU Award, and such amounts shall be forfeited. If the Participant violates any provision of this Section 8 after amounts under this RSU Award have been paid or if the Company learns of the violation after amounts under this RSU Award have been paid, the Participant shall repay to the Company the Common Shares (or the equivalent value thereof determined as of the date of the Company’s demand) or the cash received, as the case may be, within thirty (30) days of receiving a demand from the Company for the repayment of the award. Further, the Company shall be entitled to an award of attorneys’ fees incurred with securing any relief hereunder and/or pursuant to a breach or threatened breach of this Section 8.
9.Notices. For purposes of this Award Agreement, notices to the Company shall be deemed to have been duly given upon receipt of written notice by the Corporate Secretary of CenterPoint Energy, Inc., 1111 Louisiana, Houston, Texas 77002, or to such other address as the Company may furnish to the Participant.
Notices to the Participant shall be deemed effectively delivered or given upon personal, electronic, or postal delivery of written notice to the Participant, the place of Employment of the Participant, the address on record for the Participant at the human resources department of the Company, or such other address as the Participant hereafter designates by written notice to the Company.
10.Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the units of Common Stock subject to this Award Agreement, unless and until the Participant is registered as the holder of such shares of Common Stock.
11.Successors and Assigns. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns except as expressly prohibited herein and in the Plan. Notwithstanding anything herein or in the Plan to the contrary, the units of Common Stock are transferable by the Participant to Immediate Family Members, Immediate Family Member trusts, and Immediate Family Member partnerships pursuant to Section 13 of the Plan.
12.No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any Subsidiary, or any successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.
13.Waiver. Failure of either party to demand strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition, nor shall any waiver by either party of any right hereunder at any one time or more times be deemed a waiver of such right at any other time or times. No term or condition hereof shall be deemed to have been waived except by written instrument.
14.Exclusion with Section 409A. It is the intent of the Company and the Participant that this Award Agreement provide “short-term deferrals” under Section 409A and will be interpreted and administered consistent therewith. In any event, (i) no adjustment to the RSU Award pursuant to Section 16 of the Plan and (ii) no substitutions of the benefits under this Award Agreement, in each case, shall be made in a manner that results in noncompliance with the requirements of Section 409A, to the extent applicable.
15.Modification of Award Agreement. Any modification of this Award Agreement is subject to Section 14 hereof and shall be binding only if evidenced in writing and signed by an authorized representative of the Company.